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Exhibit 10.8

EXECUTION COPY

AMENDED AND RESTATED

CONSULTING AND TECHNOLOGY AGREEMENT

RICHARD JONATHAN COHEN

and

CAMBRIDGE HEART, INC.

TABLE OF CONTENTS

ARTICLES

1 –DEFINITIONS	1

2 –CONSULTING DUTIES	6

3 –INTELLECTUAL PROPERTY	7

4 –CASH COMPENSATION; REIMBURSEMENT AND GRANT OF RESTRICTED STOCK	8

5 –ROYALTIES	8

6 –REPORTS AND RECORDS	10

7 –PRODUCT LIABILITY	12

8 –NON-USE OF NAMES	12

9 –SUBLICENSES	13

10 –ASSIGNMENT	13

11 –DISPUTE RESOLUTION	14

12 –TERMINATION	14

13 –PAYMENTS, NOTICES AND OTHER COMMUNICATIONS	17

14 –MISCELLANEOUS PROVISIONS	17

i

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This Amended and Restated Consulting and Technology Agreement (“Agreement”) is made and entered into this 14th day of May, 2007 (but effective as of January 1, 2007 (the “Effective Date”)), by and between Richard Jonathan Cohen, a natural person residing at 4 Monadnock Road, Chestnut Hill, Massachusetts 02467 (hereinafter referred to as “Cohen”), and Cambridge Heart, Inc., a corporation duly organized under the laws of Delaware and having its principal office at One Oak Park Drive, Bedford, MA 01730 (hereinafter referred to as the “Company”).

WITNESSETH

WHEREAS, the Company and Cohen entered into that certain Consulting and Technology Agreement dated February 8, 1993, as amended by letter agreements dated effective July 23, 1997, January 23, 1998, May 26, 1998, June 1, 2000, August 29, 2000, January 1, 2002, January 1, 2003 and May 7, 2003 (collectively, the “1993 Agreement”);

WHEREAS, the Company desires to amend the 1993 Agreement to increase the amount of consulting services provided by Cohen, and Cohen desires to provide such additional consulting services, on the terms and conditions hereinafter set forth;

WHEREAS, the Company and Cohen desire to amend the 1993 Agreement to permit the Company to terminate the 1993 Agreement upon a Change in Control (as defined herein) of the Company on the terms and conditions set forth herein; and

WHEREAS, in connection with such amendments, the Company and Cohen desire to amend and restate the 1993 Agreement on the terms and conditions set forth herein effective as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1. Except with respect to Paragraphs 1.10 and 1.15 hereof, the “Company” shall include any related company of Cambridge Heart, Inc. the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by Cambridge Heart, Inc.

1.2. “Technologies” shall mean Technologies primarily licensed from third parties and Other Technologies:

(a)	“Technologies primarily licensed from third parties” shall mean:

(i)	Cardiac electrical imaging,

(ii)	Assessment of myocardial electrical stability,

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(iii)	Cardiovascular system identification,

(iv)	Pacing technology for prevention of cardiac dysrhythmias, and

(v)	Other technologies which shall by the mutual written consent of the Company and Cohen be added to this category.

Technologies (i), (ii), (iii) and (iv) shall fall within the definition to the extent that they fall within (x) the claims of patents or pending applications (whether or not such patents have expired and whether or not any patents issue as the result of such applications), (y) the copyrights (whether or not registered) and copyrightable material or the (z) tangible property licensed to the Company by the Massachusetts Institute of Technology (“MIT”) for the development of these technologies.

(b)	“Other Technologies” shall mean:

(i)	the technologies associated with continuous cardiac output monitoring which are the subject of a license agreement dated February 8, 1993 between Cohen and the Company (the “License Agreement”), and

(ii)	other technologies which shall by the mutual written consent of the Company and Cohen be added to this category.

1.3. A “Product” shall mean any product including, but not limited to, instrumentation, devices, software, reagents, and supplies:

(a)	covered in whole or in part by an issued, unexpired patent claim or pending patent claim, or a copyright (whether or not registered), contained in the Technologies or Improvements in the country in which any Product is made, used or sold; and/or

(b)	manufactured by using a process which is covered in whole or in part by an issued, unexpired patent claim or pending patent claim, or a copyright (whether or not registered), contained in the Technologies or Improvements in the country in which any Process is used or in which such product or part thereof is used or sold.

1.4. A “Process” shall mean any process which is covered in whole or in part by an issued, unexpired patent claim or a pending patent claim or a copyright (whether or not registered), contained in the Technologies or Improvements in the country in which such process is used.

1.5. “Net Sales” shall mean collected billings for Products and Processes produced hereunder less the sum of the following:

(a)	discounts allowed in amounts customary in the trade;

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(b)	sales, tariffs, duties and/or use taxes directly imposed and with reference to particular sales;

(c)	outbound transportation prepaid or allowed; and

(d)	amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by the Company and on its payroll, or for cost of collections. Products and Processes shall be considered “Sold” when paid for.

1.6. “Territory” shall mean worldwide.

1.7. “Field of Use” shall mean all.

1.8. “Sublicensee” shall mean a third party sublicensed by the Company to make, have made, use, lease and/or sell the Product(s) and Process(es).

1.9. “Improvements” shall mean (i) any and all modifications, refinements, and enhancements to the Technologies conceived of or reduced to practice by Cohen under the terms of a consulting or employment contract with the Company and/or (ii) any and all modifications, refinements and enhancements to the Technologies conceived or reduced to practice by the Company during any period which Cohen is a consultant to or employee of the Company. Such Improvements include, but are not limited to,

(a)	United States and foreign patent applications,

(b)	United States and foreign patents issued from the applications of (a) above and from divisionals and continuations of these applications,

(c)	Copyrightable and tangible property including computer code, circuit diagrams, etc.,

(d)	Copyrights resulting from material in (c) above, and

(e)	Other materials including unissued sections of (a), mathematical formulae, drawings, trade secrets, know-how and show-how, etc.

1.10. “Change in Control” shall mean an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(a)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the

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Exchange Act) 80% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b)	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c)	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

1.11. “Change in Control Date” shall mean the first date on which a Change in Control occurs.

1.12. “Consulting Period” shall mean the period from February 8, 1993 until December 31, 2015.

1.13. “Termination Royalty” shall mean an additional royalty payment that is to be paid to Cohen by the Company following termination of this Agreement pursuant to Paragraph 12.5 herein in an amount equal to (a) the greater of (i) the Transaction Value (as defined below) and (ii) the Threshold Value (as defined below), multiplied by (b) the Termination Percentage (as defined below).

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1.14. “Threshold Value” shall mean [****] Dollars ($[****]), provided, however, that beginning in the 2008 calendar year the Threshold Value shall be increased effective January 1 of each year during the Royalty Period (as defined below) by a percentage equal to the annual percentage increase in the National Consumer Price Index for the prior calendar year.

1.15. “Transaction Value” shall mean (a) in the case of a Change of Control transaction structured as an acquisition of securities of the Company or a merger of the Company, the total amount of cash consideration and the fair market value of all other consideration paid or payable to the Company’s security holders by the purchaser in a Change in Control transaction (including, without limitation, amounts paid or payable in respect of preferred stock, common stock, convertible securities (including convertible bonds, convertible debentures or other convertible debt), warrants, options or similar rights but excluding any amounts paid in respect of the Company’s liabilities (Company liabilities shall include, without limitation, accounts payable and non-convertible debt but not include convertible debt as aforementioned)), or (b) in the case of a Change of Control structured as an acquisition of all or substantially all of the assets of the Company, the total amount of cash consideration and the fair market value of all other consideration paid or payable to the Company after deducting any amounts paid in respect of the Company’s liabilities (including, without limitation, accounts payable and non-convertible debt but exclusive of convertible debt as aforementioned), in the case of both (a) and (b) after deducting the Company’s transaction fees, including, without limitation, investment banking fees or commissions). In the case of a Change of Control structured as an acquisition of securities of the Company or a merger of the Company, (x) the fair market value of any outstanding securities of the Company not acquired by the purchaser in the Change in Control transaction also shall be included in the Transaction Value as if they were acquired in the Change in Control transaction, and (y) the fair market value of any outstanding securities of the Company previously acquired by the purchaser and held by the purchaser as of the closing of the Change in Control transaction also shall be included in the Transaction Value as if they were acquired in the Change in Control transaction. In the case of a Change in Control transaction structured as an acquisition of all or substantially all of the assets of the Company, the fair market value of any assets of the Company not acquired in the transaction also shall be included in the Transaction Value as if they were acquired in the Change in Control transaction. The fair market value of all consideration paid or payable at the closing shall be determined as of the closing and the fair market value of all consideration which is contingent upon the occurrence of some future event (the “Deferred Consideration”) shall be determined as of the date that such consideration is paid by the purchaser, and any consideration held in escrow following the closing shall be deemed to be Deferred Consideration. The fair market value of securities of a purchaser traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ on a given day shall be defined for the purposes of this paragraph as the volume-weighted average trading price on that date or, if the given day is not a normal full trading day on the relevant stock exchange then on the most recent prior normal full trading day.

1.16. “Termination Percentage” shall mean the percentage determined in accordance with the attached Appendix 1 based upon the date on which the Agreement is terminated by the Company pursuant to Paragraph 12.5. (By way of example, if the Agreement is terminated pursuant to Paragraph 12.5 on June 30, 2010, the Termination Percentage shall be 1.7796%.)

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ARTICLE 2 – CONSULTING DUTIES

2.1. During the Consulting Period, Cohen shall be available to the Company for consultation for a minimum of eighteen (18) days per year including travel time (the “Base Consulting Services”). Notwithstanding the foregoing, during the period beginning January 1, 2007 and ending on December 31, 2009 (the “Interim Consulting Period”), Cohen shall be available to the Company for consultation for up to an additional twenty-four (24) days per year including travel time (for a total, including the Base Consulting Services, of up to forty-two (42) days per year including travel time) (the “Additional Consulting Services”). Cohen shall coordinate his consulting activities with the Chief Executive Officer of the Company. Cohen shall during the Interim Consulting Period interpret up to twenty-five (25) Microvolt T-Wave Alternans tests upon request by the Company on an annual basis. Consultation will occur at mutually agreeable times and places. The Company acknowledges and agrees that up to one-half of the consulting services provided by Cohen hereunder may be provided by Cohen outside of normal business hours.

2.2. During the Consulting Period, Cohen shall consult for the Company in regard to the development and commercialization of the Technologies and Improvements. During the Consulting Period, Cohen agrees not to be employed by or consult for any other commercial organization (a “commercial organization” shall not be construed to include a university, hospital or other non-profit organization (a “Not-For-Profit”)) with regard to the development and commercialization of (i) the Technologies or the Improvements or (ii) any products or processes which the Company reasonably deems to be competitive with any products or processes which, during the Consulting Period, the Company has commercialized, or planned or sought to commercialize, through the development or exploitation of the Technologies or the Improvements. If the Company shall lose its license needed to develop and commercialize one or more of the Technologies, then, subject to clause (ii) of the preceding sentence, Cohen may be employed by or consult for other commercial organizations regarding the commercialization and development of such Technologies notwithstanding clause (i) of the preceding sentence.

2.3. The Company shall have the right, exercisable upon written notice to Cohen no less than sixty (60) days prior to the expiration of the Consulting Period, or within thirty (30) days of the termination of the Consulting Period if the Consulting Period terminates prior to the fifth anniversary of this Agreement, to extend for up to two additional years the period (the “Non-compete Period”) during which Cohen is prohibited from competing with Company as specified in Paragraph 2.2 hereof; provided, that the Company makes payments (the “Non-compete Fee”) to Cohen monthly, in advance, throughout such Non-compete Period at a rate equal to Ten Thousand Dollars ($10,000) per month (giving effect to the annual increases contemplated in Paragraph 4.3).

2.4. During the Consulting Period, Cohen shall be the Chairman of the Company’s Scientific Advisory Board for so long as the Company elects to maintain such a Scientific Advisory Board.

2.5. Cohen hereby represents and warrants to the Company that the performance by him of his obligations to the Company hereunder will not violate any commitments or undertakings to which Cohen may be bound.

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2.6. The Consulting Period shall terminate upon Cohen’s death or in the event that, due to physical or mental disability, Cohen is unable to perform consulting services hereunder for a period of one hundred eighty (180) consecutive days.

ARTICLE 3 – INTELLECTUAL PROPERTY

3.1. Any enhancements, improvements, refinements or modifications to the Technologies or Improvements, and any other inventions, conceived, or reduced to practice, in whole or in part by Cohen in the context of his consulting activity under this Agreement, shall be assigned to the Company.

3.2. To the extent permissible under the terms of the Company’s license agreements with third parties or with Cohen, as the case may be, the Company shall apply for, seek prompt issuance of, and maintain appropriate Improvements patents and copyrights in the United States and appropriate foreign countries. All such patents and copyrights shall be applied for in the name of the Company, except as required by the terms of the Company’s license agreements with third parties or with Cohen, as the case may be. The prosecution, filing and maintenance of all Improvements copyrights, patents and applications therefor shall be the responsibility of the Company; provided Cohen shall have reasonable opportunities to advise the Company. The Company may request Cohen to assist the Company in preparing and prosecuting patent and copyright applications in this regard, and Cohen agrees to do so. To the extent that Cohen is requested to assist the Company in preparing and prosecuting patent and copyright applications during the Consulting Period, such assistance shall be part of Cohen’s consulting duties, and Cohen shall not be separately compensated therefor. In addition, in the event that the Company exercises its option pursuant to Paragraph 2.3 hereof to extend the Non-compete Period beyond the expiration or termination of the Consulting Period, the Company shall be entitled to Cohen’s assistance, without charge, in the preparation and prosecution of Improvements patent and copyright applications up to an average of not more than two days per month during such extended Non-compete Period. Except as set forth herein, or in any employment agreement which may hereafter be entered into between Cohen and the Company, Cohen shall be entitled to receive reasonable consulting fees for his time spent assisting the Company in preparing and prosecuting Improvements patent and copyright applications hereunder.

3.3. Payment of all fees and costs relating to the filing, prosecution, and maintenance of Improvements patents and copyrights shall be the responsibility of the Company.

3.4. The Company is aware that Cohen is a university professor currently employed by MIT conducting research in the fields of the Technologies, and that Cohen is obligated to assist MIT in protecting inventions and copyrightable material developed by him or in his laboratory at MIT, and to assist MIT in transferring such inventions and copyrightable materials to third parties. In the event that it is unclear whether a particular invention or copyrightable material in the nature of an improvement to the Technologies is developed by Cohen in the context of his consulting activity at the Company or in the context of his activities as an employee of MIT or any other Not-For-Profit at which Cohen may be employed during the Consulting Period, the Company will approach the Not-For-Profit in good faith to negotiate a reasonable resolution.

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3.5. Cohen agrees not to reveal (except in discharge of a legal duty to do so) confidential information and trade secrets of the Company relating to the Technologies or any confidential information relating to the business of the Company which is disclosed to him in the context of his consultancy or in connection with his rights to receive royalties hereunder. Such confidential information and trade secrets shall not be construed to include information:

(a)	which is generally available to the public; and/or

(b)	which through no act of Cohen becomes information generally available to the public; and/or

(c)	which corresponds in substance to information furnished to Cohen by any third party having a lawful and unrestricted right to do so; and/or

(d)	which corresponds to information forwarded by the Company to any third party on a non-confidential basis.

ARTICLE 4 –CASH COMPENSATION; REIMBURSEMENT AND GRANT OF

RESTRICTED STOCK

4.1. Cohen shall receive no cash compensation for the Base Consulting Services. In consideration for the Additional Consulting Services, the Company agrees to issue to Cohen an aggregate of 175,000 shares of restricted common stock of the Company subject to the terms and conditions of the Company’s 2001 Stock Incentive Plan and such other terms and conditions as are set forth in the Restricted Stock Agreement between the Company and Cohen attached hereto as Appendix 2. The Company shall pay Cohen a fee of Sixty Dollars $60, as adjusted in accordance with Paragraph 4.3, for each Microvolt T-Wave Alternans test interpreted for the Company by Cohen in excess of the twenty-five (25) per year.

4.2. The Company will pay for all of Cohen’s travel and other out-of-pocket expenses incurred in connection with his consulting activity, as well as any expenses of a similar nature incurred by Cohen prior to the Effective Date of this Agreement. Upon request the Company will advance Cohen funds to cover anticipated out-of-pocket expenses, and reimburse Cohen within five business days of receipt of Cohen’s invoices for his uncovered out-of-pocket expenses.

4.3. Beginning in the 2008 calendar year, both the per test fee set forth in Paragraph 4.1 and the Non-compete Fee set forth in Paragraph 2.3 shall be increased effective January 1 of each year by a percentage equal to the annual percentage increase in the National Consumer Price Index for the prior calendar year.

ARTICLE 5 – ROYALTIES

5.1. The Company agrees to pay Cohen royalties on Technologies primarily licensed from third parties and Improvements thereon in consideration for Cohen’s assistance in the

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initial transfer to the Company of the Technologies primarily licensed from third parties and his assistance in the development of Improvements thereon, in the following manner:

Effective January 1, 2005 and continuing through December 31, 2015 (the “Royalty Period”), the royalty on Net Sales related to Technologies primarily licensed from third parties and Improvements thereon leased or sold by the Company shall be One and Five-Tenths Percent (1.5%) of such Net Sales. The memorandum to the Company from Cohen dated July 23, 1997 regarding the calculation of certain royalties hereunder, a copy of which is attached hereto as Appendix 3, is hereby incorporated by reference into this Agreement.

If the Company sublicenses, or grants any rights to sublicense, the technology at arms length with an unrelated company in which the Company holds no equity position, or rights to acquire equity, to manufacture, sell and market Products and/or Processes related to Technologies primarily licensed from third parties and Improvements thereon in an arrangement in which the Company receives only cash compensation and does not issue any equity or rights to acquire equity, then the Royalties due Cohen from the Company shall be Seven Percent (7%) of gross revenue to the Company from the Sublicensee for the sublicensing of the Technologies or Improvements. In any other form of sublicense arrangement, the royalties due Cohen from the Company shall be determined by mutual agreement of Cohen and the Company pursuant to Paragraph 9.4 hereof. In the event of any assignment, the royalties or other payments due Cohen shall be determined pursuant to Paragraph 10.3 hereof.

Notwithstanding the foregoing, royalties in consideration of payments by third parties to the Company for the granting of any rights to sublicense the Technologies or Improvements shall be due and payable to Cohen only if the granting of such rights results in the third party entering into a definitive sublicense agreement with respect to the Technologies or Improvements to which such rights were granted.

5.2. Royalties due Cohen for Other Technologies and Improvements thereon shall be governed by the terms of separate agreements between Cohen and the Company in regard to such Other Technologies and Improvements thereon.

5.3. No multiple royalties shall be payable because any Product or Process, its manufacture, use, lease and/or sale are or shall be covered by more than one agreement between the Company and Cohen. If a Product or Process is covered by more than one agreement between the Company and Cohen then the largest royalty due under any single agreement shall be applicable.

5.4. All royalties due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed upon the Company or its Sublicensees by any government; the payment of any such taxes or other fees shall be the responsibility of the Company or its Sublicensees. Notwithstanding the foregoing, the Company shall not be responsible for the payment of any taxes which are based on Cohen’s royalty or consulting income earned under this Agreement, the payment of any such taxes shall be the responsibility of Cohen.

5.5. Payment of royalties hereunder shall not be limited by the term of Cohen’s duty to consult hereunder. The Company's obligations to pay royalties hereunder are independent obligations of the Company arising out of the sale of Products and Processes by the Company and its Sublicensees.

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5.6. Royalty payments shall be paid in United States dollars in Chestnut Hill, Massachusetts, or at such other place as Cohen may reasonably designate consistent with the laws and regulations controlling any foreign country. Payments shall be made within sixty (60) days after the end of each fiscal quarter of the Company. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5.7. In the event that the Company and Cohen disagree as to the revenue base for the computation of Royalties due Cohen, the Company and Cohen shall negotiate in good faith to resolve such disagreement.

5.8. In addition to the Royalties due under Paragraphs 5.1 through 5.7 above, the Company hereby agrees to pay Cohen a monthly royalty (the “Monthly Royalty”) due on the first day of each calendar month during the period from January 1, 2007 until December 31, 2009. The Company’s obligation to pay the Monthly Royalty shall be contingent upon the Company’s producing, or selling, or marketing, or licensing, or leasing to a another party or otherwise using or disposing of one or more of the Technologies or Improvements or Products or Processes on one or more dates subsequent to the date hereof. The Monthly Royalty shall be Ten Thousand Dollars ($10,000) in the 2007 calendar year and beginning in the 2008 calendar year, the Monthly Royalty shall be increased effective January 1 of each year by a percentage equal to the annual percentage increase in the National Consumer Price Index for the prior calendar year.

5.9 In the event that the Company terminates this Agreement according to the provisions of Paragraph 12.5, then the Company shall pay Cohen the Termination Royalty pursuant to Paragraphs 12.6, 12.7 and 12.8. This Termination Royalty is paid in lieu of the royalties that might have otherwise accrued to Cohen subsequent to the termination of this Agreement had the Agreement not been terminated under Paragraph 12.5.

ARTICLE 6 – REPORTS AND RECORDS

6.1. The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Cohen hereunder. Said accurate books of account shall be kept at the Company’s principal place of business or the principal place of business of the appropriate division of the Company to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of Cohen or his agents for the purpose of verifying the Company’s royalty statement or compliance in other respects with this Agreement. Cohen shall pay the cost of any such inspection, unless such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting, in which case the Company agrees to pay half the cost of such inspection.

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6.2. Within sixty (60) days after the end of each fiscal quarter of the Company, the Company shall deliver to Cohen true and accurate reports certified as correct by the Company’s chief financial officer, giving such particulars of the business conducted by the Company and its Sublicensees during the preceding fiscal quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a)	number of Products manufactured and sold by the Company and all Sublicensees;

(b)	total billings for all Products sold by the Company and all Sublicensees;

(c)	accounting for all Processes used or sold by the Company and all Sublicensees;

(d)	all payments made by Sublicensees to the Company and names and addresses of all Sublicensees;

(e)	deductions applicable as provided in Paragraph 1.5 hereof; and

(f)	total royalties due.

6.3. With each such report submitted, the Company shall pay to Cohen the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall so report.

6.4. On or before the ninetieth (90) day following the close of the Company’s fiscal year, the Company shall provide Cohen with the Company’s certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement certified to by the Company’s independent certified public accountants.

6.5. The royalty payments set forth in this Agreement and amounts due under Article 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose Cohen from exercising any other rights he may have as a consequence of the lateness of any payment.

6.6. Cohen hereby confirms and agrees (a) that the Company has paid all consulting fees owed to Cohen for any and all consulting services provided by Cohen to the Company through December 31, 2006 and (b) that the Company has paid all royalties accrued to Cohen through December 31, 2006, in each case whether pursuant to this Agreement, the 1993 Agreement or otherwise. Cohen hereby further confirms and agrees that (x) the License Agreement was terminated by the parties in October 2000 and (y) that, except for the Monthly Royalty payments and the royalties specified in Paragraph 5.1 for the period from January 1, 2007 through the date hereof, the Company has paid to Cohen any and all financial obligations due and payable to Cohen through the date hereof. The Company hereby confirms and agrees that Cohen has performed all of his obligations to provide consulting services to the Company through the date hereof.

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ARTICLE 7 – PRODUCT LIABILITY

7.1. The Company shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Cohen, his estate, assigns and heirs, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Products and/or Processes or arising from any obligation of the Company hereunder.

7.2. Before delivery of a Product, the Company shall obtain and carry in full force and effect liability insurance which shall protect the Company and Cohen in regard to events covered by Paragraph 7.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list Cohen as an additional named insured thereunder and shall require thirty (30) days written notice to be given to Cohen prior to any cancellation or material change thereof. The limits of such occurrence shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. The Company shall provide Cohen with Certificates of Insurance evidencing the same.

7.3. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COHEN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY COHEN THAT THE PRACTICE BY THE COMPANY OF THE TECHNOLOGIES OR IMPROVEMENTS SHALL NOT INFRINGE THE TECHNOLOGY OF ANY THIRD PARTY.

7.4. The Company shall indemnify and hold harmless Cohen from and against any and all liabilities, damages, losses, claims or expenses (“Damages”) to the extent arising out of, based upon or resulting from Cohen’s interpretation of Microvolt T-Wave Alternans tests upon request by the Company unless such Damages resulted from the gross negligence or willful misconduct of Cohen.

ARTICLE 8 – NON-USE OF NAMES

The Company shall not use Cohen’s name in any advertising, promotional or sales literature without prior written consent obtained from Cohen, in each case, except that the Company may (i) state that Cohen is a consultant to the Company, (ii) disclose the terms of this Agreement in any financing memorandum prepared for the purpose of raising investment capital for the Company and (iii) comply with disclosure requirements of all applicable laws relating to its business, including United States and state securities laws.

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ARTICLE 9 – SUBLICENSES

9.1. The Company shall remain bound by whatever obligations and restrictions may apply in separate agreements between the Company and Cohen and/or the Company and third parties regarding the Company’s rights to sublicense one or more of the Technologies and Improvements thereon. This Agreement confers no additional rights to the Company in this regard.

9.2. The Company agrees that any sublicenses granted by it for the Technologies and Improvements shall provide that the obligations to Cohen under Articles 7, 8 and 13 of this Agreement shall be binding upon the Sublicensee as if it were a party to this Agreement. The Company further agrees to attach copies of these Articles and Article 1 to sublicense agreements. In addition, if the Company grants sublicenses for the Technologies and Improvements, to Sublicensees to make, use and/or sell Products or Processes, such sublicenses shall include obligations of the Sublicensee to account for and report all information needed by the Company to comply with the reporting requirements of Article 6 hereof.

9.3. The Company agrees to promptly forward to Cohen a copy of any and all sublicense agreements for the Technologies and Improvements.

9.4. The Company agrees not to sublicense its rights to any of the Technologies or Improvements other than at arms length with unrelated companies in which the Company holds no equity position, or rights to acquire equity, in arrangements in which the Company receives only cash compensation and does not issue any equity or rights to acquire equity, without the prior written consent of Cohen. In connection with obtaining Cohen’s consent to any other form of sublicense arrangement, the Company shall enter into a written agreement with Cohen specifying Cohen’s rights to receive royalties and/or other consideration as the result of such sublicense arrangement. The parties hereto hereby agree to negotiate in good faith with respect to Cohen’s rights to receive royalties and/or other consideration.

ARTICLE 10 – ASSIGNMENT

10.1. The Company may assign this Agreement in its entirety to a party to whom it sells or transfers substantially all of its assets, including the Technologies and Improvements. In any such assignment assignee shall assume all obligations of the Company. The Company agrees to forward promptly to Cohen a copy of any agreement to assign this Agreement.

10.2. The Company shall be bound by whatever obligations and restrictions may apply in separate agreements between the Company and Cohen and/or between the Company and third parties regarding the Company’s rights to assign the rights to one or more of the Technologies and Improvements thereon. This Agreement confers no additional rights to the Company in this regard.

10.3. Except as set forth in Paragraph 10.1 hereof, the Company agrees not to assign any of its rights to any of the Technologies or Improvements without the prior written consent of Cohen. In connection with obtaining Cohen’s consent to any such assignment, the Company shall enter into a written agreement with Cohen specifying Cohen’s rights to receive royalties and/or other consideration as the result of such assignment. The parties hereto hereby agree to

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negotiate in good faith with respect to Cohen’s right to receive any such royalty and/or other consideration. The Company further agrees that any assignment of the rights to one or more of the Technologies and Improvements thereon permitted by the terms hereof shall provide that the obligations to Cohen under Articles 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14 shall be binding on assignee(s) as if assignee(s) were a party to this Agreement. The Company further agrees to attach copies of these Articles and Article 1 to assignment agreements. Assignment of rights to one or more of the Technologies and Improvements thereon shall not confer to assignee(s) any consulting obligations by Cohen.

10.4. The Company agrees to forward promptly to Cohen a copy of any and all assignment agreements for one or more of the Technologies and Improvements thereon.

10.5. Without limitation of the foregoing, no assignment shall relieve the Company of any duty or obligation which has matured prior to the date of the assignment. Without limitation of the foregoing, the Company shall remain liable under Paragraph 7.1 hereof for products manufactured, leased, and/or sold by the Company and/or the Company’s Sublicensees, and shall remain bound by Paragraph 7.2 hereof.

10.6. Cohen may assign the consulting retainer and royalties and/or other payments he receives under this Agreement but may not assign his obligations hereunder.

ARTICLE 11 – DISPUTE RESOLUTION

11.1. For any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute related to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes Cohen and the Company each hereby irrevocably consents and submits.

11.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 12 – TERMINATION

12.1. If the Company shall cease to carry on its business, this Agreement shall terminate upon notice by Cohen.

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12.2. Should the Company fail to make any payment whatsoever due and payable to Cohen hereunder, Cohen shall have the right to terminate this Agreement effective on thirty (30) days’ notice, unless the Company shall make all such payments to Cohen within said (30) day period. Upon the expiration of the thirty (30) day period if the Company shall not have made all such payments to Cohen, the rights and privileges granted to the Company hereunder shall automatically terminate unless Cohen shall have previously withdrawn in writing his notice of termination.

12.3. Upon any material breach or default of this Agreement by the Company, other than those occurrences set out in Paragraphs 12.1 and 12.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 12.3, Cohen shall have the right to terminate this Agreement and the rights and privileges granted to the Company hereunder effective on ninety (90) days’ notice to the Company. Such termination shall become automatically effective unless the Company shall have cured any such material breach or default prior to the expiration of the ninety (90) day period, or unless Cohen shall have previously withdrawn in writing his notice of termination.

12.4. The Company may terminate this Agreement for material breach or default by Cohen of his obligations under this Agreement, upon ninety (90) days notice to Cohen. Such termination shall become automatically effective unless Cohen shall have cured any such material breach or default prior to the expiration of the ninety (90) day period. In addition, the Company shall have the right to immediately terminate the Consulting Period and/or the Additional Consulting Period “for cause” upon written notice to Cohen in the event that Cohen (a) is convicted of an act of fraud or embezzlement or (b) is convicted of any felony.

12.5. The Company may terminate this Agreement immediately upon notice to Cohen within the thirty (30) day period immediately following a Change in Control of the Company. Notwithstanding anything to the contrary contained herein, for purposes of this Paragraph 12.5, a Change in Control shall mean an event or occurrence set forth in any one or more of subsections (a) or (c) of Paragraph 1.10 and further meeting the specifications of subsection (a) or (b) of Paragraph 1.15.

12.6. In the event that the Company elects to terminate this Agreement pursuant to Paragraph 12.5, the Company shall deliver to Cohen, together with its termination notice, a report showing the Company’s calculation of the amount of the Termination Royalty (including the calculation of the Transaction Value upon which the Termination Royalty was determined by the Company but excluding any portion of the Termination Royalty based upon the value of Deferred Consideration). Within fifteen (15) days following receipt of such report, Cohen shall either approve in writing the calculation of such Termination Royalty or shall provide in writing to the Company an explanation of the basis for his disagreement with the Company’s calculation of the Termination Royalty. In the event that Cohen disagrees with the Company’s calculation of the amount of the Termination Royalty, the Company and Cohen shall negotiate in good faith to resolve such disagreement. In the event that the parties are not able to resolve such disagreement, Cohen may request that the Company retain a mutually agreed upon appraisal firm for the purpose of calculating the Termination Royalty in accordance with the terms of this Agreement. In such event, the calculation of such appraisal firm shall be final, binding and conclusive and not subject to challenge by the Company or Cohen. Cohen shall

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pay the cost of the appraisal firm, unless the amount of the Termination Royalty calculated by such appraisal firm is more than Two Percent (2%) greater than the amount of the Termination Royalty as calculated by the Company, in which case the cost will be paid by the Company.

12.7. In the event that the Company elects to terminate this Agreement pursuant to Paragraph 12.5, the Company shall pay to Cohen the Termination Royalty (plus interest thereon from the termination date until the date the Termination Royalty is paid hereunder at a floating rate equal to the then current rate earned by the Company on its primary money market or other primary interest bearing account, as the case may be) within five (5) business days following the earlier to occur of (a) the Company’s receipt of Cohen’s written agreement to the Company’s calculation of the amount of the Termination Royalty and (b) in the event that Cohen disagrees with the Company’s calculation of the amount of the Termination Royalty, the date on which the Termination Royalty is finally determined either by mutual written agreement of the parties or by the appraisal firm, as the case may be (the “Termination Royalty Payment Date”).

12.8. Notwithstanding anything to the contrary contained herein, in the event that the Company elects to terminate this Agreement pursuant to Paragraph 12.5 and the Transaction Value upon which the Termination Royalty is calculated includes Deferred Consideration, the portion of the Termination Royalty that is based upon Deferred Consideration (the “Deferred Termination Royalty”) shall be determined as of the date that such consideration is paid to the Company’s security holders. In such event, the Company shall within fifteen (15) days following the payment of such Deferred Consideration to the Company’s security holders deliver to Cohen a report showing the Company’s calculation of the Deferred Termination Royalty (including the calculation of the fair market value of the Deferred Consideration upon which the Deferred Termination Royalty was determined). Within fifteen (15) days following receipt of such report, Cohen shall either approve in writing the calculation of such Deferred Termination Royalty or shall provide in writing to the Company an explanation of the basis for his disagreement with the Company’s calculation of the Deferred Termination Royalty. In the event that Cohen disagrees with the Company’s calculation of the amount of the Deferred Termination Royalty, the Company and Cohen shall negotiate in good faith to resolve such disagreement. In the event that the parties are not able to resolve such disagreement, Cohen may request that the Company retain a mutually agreed upon appraisal firm for the purpose of calculating the Deferred Termination Royalty in accordance with the terms of this Agreement. In such event, the calculation of such appraisal firm shall be final, binding and conclusive and not subject to challenge by the Company or Cohen. Cohen shall pay the cost of the appraisal firm, unless the amount of the Deferred Termination Royalty calculated by such appraisal firm is more than Two Percent (2%) greater than the amount of the Deferred Termination Royalty as calculated by the Company, in which case the cost will be paid by the Company. In the event that the Company elects to terminate the Agreement pursuant to Paragraph 12.5, the Company shall pay to Cohen the Deferred Termination Royalty, if any, (plus interest thereon from the date that is fifteen (15) days following the payment of the Deferred Consideration to the Company’s security holders until the date that the Deferred Termination Royalty is paid hereunder at a floating rate equal to the then current rate earned by the Company on its primary money market or other primary interest bearing account, as the case may be) within five (5) business days following the earlier to occur of (a) the Company’s receipt of Cohen’s written agreement to the Company’s calculation of the amount of the Deferred Termination Royalty

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and (b) in the event that Cohen disagrees with the Company’s calculation of the amount of the Deferred Termination Royalty, the date on which the Deferred Termination Royalty is finally determined either by mutual written agreement of the parties or by the appraisal firm, as the case may be.

12.9. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Upon termination of this Agreement by the Company pursuant to Section 12.5 hereof, all stock options awarded by the Company to Cohen that are outstanding as of the date hereof shall continue to vest in accordance with their terms as though the Company had not terminated this Agreement and Cohen had continued to provide the consulting services contemplated hereunder. Upon termination of this Agreement, Cohen’s obligations to consult for the Company under Article 2 shall cease. Upon termination of this Agreement, the Company’s obligation to pay any cash compensation or royalties under this Agreement shall cease, provided, however, that the Company remains obligated to pay all cash compensation and reimbursements to Cohen due under Article 4 through the termination date and all royalties to Cohen due under Article 5 through the termination date. Termination of this Agreement for any reason shall not affect the Company’s obligations to Cohen under Articles 6, 8, 9, 10, 11, 12, 13, and 14 and Paragraphs 3.2, 3.3, 7.1, and 7.2 hereof. Termination of this Agreement for any reason shall not release Cohen from his obligations under Paragraph 3.5, 12.6 and 12.8 hereof.

ARTICLE 13 – PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of Cohen:

Richard Jonathan Cohen, M.D., Ph.D.

4 Monadnock Road

Chestnut Hill, Massachusetts 02467

In the case of the Company:

Chief Executive Officer

Cambridge Heart, Inc.

One Oak Park Dr.

Bedford, MA 01730

ARTICLE 14 – MISCELLANEOUS PROVISIONS

14.1. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

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14.2. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. Except as otherwise expressly set forth herein, this Agreement supersedes all prior agreements, understandings, negotiations and discussions (written or oral) between the parties hereto with respect to the subject matter hereof.

14.3. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.4. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

14.5. The Company recognizes that Cohen is a university faculty member currently at MIT. For so long as Cohen is employed in such capacity at MIT or employed by another Not-For-Profit which will permit Cohen to perform his obligations hereunder, Cohen shall be permitted, without limitation or restriction, to continue to teach, conduct research, write grant applications, administer grant funds, assist in protecting and transferring inventions and copyrightable materials developed at MIT or such other Not-For-Profit, deliver lectures, and publish papers. In rendering consulting services to the Company hereunder, Cohen shall be permitted to conduct his activities in such manner as may be necessary for Cohen to fully comply with MIT’s “Policies and Procedures: A Guide for Faculty and Staff” (as posted on the MIT Website). The Company also recognizes that Cohen is a lecturer at various seminars conducted by and/or for commercial organizations as well as Not-For-Profits. Subject to Paragraphs 2.2(i), 2.5 and 3.5 hereof, Cohen shall be permitted to continue to lecture at seminars, and Cohen shall not be deemed to be in violation or breach of his obligations under Paragraph 2.2(ii) hereof by virtue of such activities.

14.6. This Agreement shall inure to the benefit of, and be binding upon, Cohen, the Company, the Company’s successors and assigns, and Cohen’s successors, assigns and heirs.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

Agreed to for:

RICHARD JONATHAN COHEN		CAMBRIDGE HEART, INC.

By:	/s/ Richard J. Cohen	By:	/s/ Robert P. Khederian
		Name:	Robert P. Khederian
Date: May 14, 2007			Chairman and Interim CEO